Exhibit 5(c)

Squire Patton Boggs (US) LLP 1 E. Washington St., Suite 2600 Phoenix, Arizona 85004
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March 17, 2022

The Goodyear Tire & Rubber Company

200 Innovation Way

Akron, Ohio 44316-0001

Ladies and Gentlemen:

We have acted as special Arizona counsel to The Goodyear Tire & Rubber Company, an Ohio corporation (the “Company”), and its subsidiaries Divested Litchfield Park Properties, Inc., an Arizona corporation (“DLPP”), and Goodyear Farms, Inc., an Arizona corporation (“Goodyear Farms”), and are rendering this opinion in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Act”), of (i) up to $850,000,000 aggregate principal amount of its 5.000% Senior Notes due 2029 (the “2029 Exchange Notes”) and up to $600,000,000 aggregate principal amount of its 5.250% Senior Notes due 2031 (the “2031 Exchange Notes” and, together with the 2029 Exchange Notes, the “Exchange Notes”) and (ii) guarantees of the Exchange Notes (the “Guarantees”) by certain subsidiaries of the Company listed on Schedule A hereto (collectively, the “Subsidiary Guarantors”), pursuant to the registration statement on Form S-4, filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (such registration statement hereinafter referred to as the “Registration Statement”).

As described in the Registration Statement, the 2029 Exchange Notes and related Guarantees will be exchanged for the Company’s outstanding 5.000% Senior Notes due 2029 (the “2029 Restricted Notes”) and related guarantees, and the 2031 Exchange Notes and related Guarantees will be exchanged for the Company’s outstanding 5.250% Senior Notes due 2031 (the “2031 Restricted Notes,” and, together with the 2029 Restricted Notes, the “Restricted Notes”) and related guarantees. The Company will issue the Exchange Notes and the Subsidiary Guarantors will provide the Guarantees, in each case, pursuant to the Indenture, dated as of August 13, 2010 (the “Base Indenture”), among the Company, the Subsidiary Guarantors and Wells Fargo Bank, N.A., as trustee (the “Trustee”), as supplemented by the Tenth Supplemental Indenture, in respect of the 2029 Restricted Notes and 2029 Exchange Notes, dated as of May 18, 2021 (as thereafter supplemented to add new Subsidiary Guarantors, the “Tenth Supplemental Indenture”), and as supplemented by the Eleventh Supplemental Indenture, in respect of the 2031 Restricted Notes and 2031 Exchange Notes, dated as of May 18, 2021 (as thereafter supplemented to add new Subsidiary Guarantors, the “Eleventh Supplemental Indenture”) (the Base Indenture, as supplemented by the Tenth Supplemental Indenture with respect to the 2029 Restricted Notes and 2029 Exchange Notes and as supplemented by the Eleventh Supplemental Indenture with respect to the 2031 Restricted Notes and 2031 Exchange Notes, as applicable, the “Indenture”), among the Company, the Subsidiary Guarantors and the Trustee.

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The Goodyear Tire & Rubber Company March 17, 2022 Page 2	Squire Patton Boggs (US) LLP

We have reviewed (i) the Indenture and (ii) such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have relied as to certain matters on information furnished by public officials, officers of the Company and the Subsidiary Guarantors, and other sources believed by us to be responsible.

Based upon the foregoing, it is our opinion that each of DLPP and Goodyear Farms: (i) is a corporation duly formed, validly existing and in good standing under the laws of the State of Arizona, (ii) possesses the corporate power and authority to execute, deliver and perform the Guarantees and the Indenture, and (iii) has duly authorized, executed and delivered the Guarantees and the Indenture.

We are members of the bar of the State of Arizona. We do not express any opinion herein on any laws other than those of the State of Arizona.

We hereby consent to the filing of this opinion as Exhibit 5(c) to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Squire Patton Boggs (US) LLP

Attachment: Schedule A — List of Subsidiary Guarantors

SCHEDULE A

Subsidiary Guarantors

Subsidiary Guarantor	State of Incorporation or Formation
Celeron Corporation	Delaware

Cooper International Holding Corporation	Delaware

Cooper Receivables LLC	Delaware

Cooper Tire Holding Company	Ohio

Cooper Tire & Rubber Company	Delaware

Cooper Tire & Rubber Company Vietnam Holding, LLC	Delaware

Divested Companies Holding Company	Delaware

Divested Litchfield Park Properties, Inc.	Arizona

Goodyear Canada Inc.	Ontario, Canada

Goodyear Export Inc.	Delaware

Goodyear Farms, Inc.	Arizona

Goodyear International Corporation	Delaware

Goodyear Western Hemisphere Corporation	Delaware

Max-Trac Tire Co., Inc.	Ohio

Mickey Thompson Performance Racing Inc.	Ohio

Raben Tire Co., LLC	Indiana

T&WA, Inc.	Kentucky

Wingfoot Brands LLC	Delaware